Exhibit 4.12

DATED [•]

PFIZER INC.

and

HALEON PLC

EXCHANGE AGREEMENT

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(SRN/TGXF)

Exhibits and schedules have been omitted pursuant to the Instructions as to Exhibits in Form 20-F and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

24.	Language	39

25.	Governing Law and Jurisdiction	39

26.	Agent for Service	40

SCHEDULES

Schedule 1 Provisions on Claims under the Pfizer Exchange Indemnities	44

Schedule 2 Haleon NVPS Terms	49

This Agreement is made as a deed on [•] 2022.

BETWEEN:

1.	PFIZER INC., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017 (“Pfizer”); and

2.	HALEON PLC, a public limited company incorporated in England with number 13691224, having its registered office at [•] (“Haleon”).

WHEREAS:

(A)

GSK intends to demerge approximately 80.1% of its interest in the Consumer Healthcare Business, by way of an indirect dividend demerger, for the purpose of benefiting both the Consumer Healthcare Business and the GSK Business. GSK also intends that, subsequent to such demerger, Haleon, as the holder of the Consumer Healthcare Business, shall be listed on the London Stock Exchange as a separate and independently managed group.

(B)

Haleon is a company that is not part of the GSK Group or the Pfizer Group. GSKCHHL is a subsidiary of GSK with 100% of its A Shares and B Shares held by GSK and 100% of its C Shares held by the SLPs (which comprise all ownership interests of whatever nature in GSKCHHL). GSKCHHL is (and will be immediately following the Demerger Completion and the completion of the Share Exchanges) the registered holder of 100% of the issued ordinary A shares and 100% of the issued preference shares in JVCo, which is the current parent company of the Consumer Healthcare Group. PFCHHL is a subsidiary of Pfizer, with 100% of its common interests (which comprise all ownership interests of whatever nature in PFCHHL) held by Pfizer. PFCHHL is (and will be immediately following the Demerger Completion and the completion of the Share Exchanges) the registered holder of 100% of the issued ordinary B shares in JVCo.

(C)

GSK and Haleon have conditionally agreed on the terms of the Demerger Agreement pursuant to which GSK will transfer to Haleon the Relevant GSKCHHL Shares (being all of the A Shares, representing in excess of 80% of the entire issued ordinary share capital of GSKCHHL, which comprises A Shares, B Shares and C Shares) in consideration of which Haleon will allot and issue, credited as fully paid up, the Haleon Demerger Shares to the Qualifying GSK Shareholders, in satisfaction of the Demerger Dividend to be declared on the GSK Shares pursuant to the Demerger Resolution.

(D)

Separately, pursuant to: (i) the GSK Exchange Agreement, GSK has agreed to transfer GSK’s entire shareholding of B Shares to Haleon in exchange for Haleon issuing the GSK Haleon Exchange Shares to GSK; (ii) this Agreement, Pfizer shall agree to transfer the PFCHHL Interests (being all of Pfizer’s common interests in PFCHHL (which comprise all ownership interests of whatever nature in PFCHHL)) to Haleon in exchange for Haleon issuing the Pfizer Haleon Exchange Shares (comprising new Haleon Ordinary Shares and the Haleon NVPS) to Pfizer, which will sell the Haleon NVPS immediately upon receipt pursuant to a binding commitment made prior to its transfer of the PFCHHL Interests to Haleon (the “NVPS Sale”); and (iii) the SLP Exchange Agreement, each SLP has agreed to transfer its entire shareholding of C Shares to Haleon in exchange for Haleon issuing the applicable portion of the SLP Haleon Exchange Shares to each such SLP.

(E)

As a result of the Demerger Completion and the completion of the Share Exchanges: (i) (A) Pfizer will hold 32% of the issued ordinary shares in Haleon (rounded to the nearest whole ordinary share) and 100% of the issued preference shares in Haleon, (B) the Qualifying GSK Shareholders will hold at least approximately 54.47% of the issued ordinary shares of Haleon, (C) GSK will hold up to approximately 6.03% of the issued ordinary shares of Haleon (and with the issued ordinary shares comprised in (B) and (C) together representing 60.5% of the issued ordinary shares of Haleon (rounded to the nearest whole ordinary share)), and (D) the SLPs will collectively hold 7.5% of the issued ordinary shares of Haleon (rounded to the nearest whole ordinary share); (ii) Haleon will hold 100% of the issued ordinary shares and common interests, respectively, in each of GSKCHHL and PFCHHL; and (iii) (1) GSKCHHL will hold 100% of the issued ordinary A shares and 100% of the issued preference shares in JVCo and (2) PFCHHL will hold 100% of the issued ordinary B shares in JVCo.

(F)

It is also intended that, prior to commencement of the Demerger Completion Steps, the relevant Parties will have taken all necessary actions so that each of the following actions shall have occurred: (i) JVCo will declare and pay the Final Quarterly Dividend, the Final Sweep Dividend and, separately, the Pre-Separation Dividend to GSKCHHL and PFCHHL, in accordance with the Cosmos SHA and the Treasury Side Letter; (ii) GSKCHHL will declare and pay the Pre-Separation GSKCHHL Onward Dividend to GSK in respect of the A Shares and the B Shares; (iii) GSKCHHL will declare and pay the Final Sweep GSKCHHL Onward Dividend to GSK in respect of the A Shares and the B Shares and to the SLPs in respect of the C Shares; (iv) GSKCHHL will declare and pay the Final Quarterly GSKCHHL Onward Dividend to GSK in respect of the A Shares and the B Shares and (if and only to the extent the SLPs are entitled to receive such dividend under the GSKCHHL Articles of Association) to the SLPs in respect of the C Shares; and (v) PFCHHL will declare and pay or otherwise effect the Pre-Separation PFCHHL Onward Dividend, the Final Quarterly PFCHHL Onward Dividend and the Final Sweep PFCHHL Onward Dividend to Pfizer.

(G)	It is further intended that, as soon as reasonably practicable after they are issued, and in any event prior to the Demerger, Haleon shall redeem the Redeemable Shares.

(H)

In connection with the proposed listing of Haleon and prior to the Demerger, it is also intended that: (i) the Prospectus and Circular shall be published and posted; (ii) the GSK General Meeting shall take place to, among other things, approve the Demerger and the relevant parts of the Separation Transaction as a Class 1 transaction for the purposes of Chapter 10 of the Listing Rules and approve certain transactions related to the Demerger and the Separation Transaction as related party transactions for the purposes of Chapter 11 of the Listing Rules; (iii) the Haleon ADR Programme shall be established to come into effect on or around the time of Admission; and (iv) following payment by JVCo of the dividends referred to in recital (F)(i) above, the ATB Re-organisation shall be completed.

(I)	Following the Demerger Completion and the completion of the Share Exchanges, it is also intended that Admission shall occur, subsequent to which GSK shall implement the GSK Share Consolidation.

(J)

This Agreement, which is a deed, sets out the terms on which the Pfizer Share Exchange shall be effected and certain terms on which relations between Pfizer and Haleon will be governed following Completion.

THIS DEED PROVIDES as follows:

1.	INTERPRETATION

1.1	In this Agreement and the Schedules:

“Admission”	means admission of the Haleon Admission Shares to the premium listing segment of the Official List of the FCA and to trading on the London Stock Exchange’s main market for listed securities;

“Agreed Rate”	has the meaning given to it in clause 12.1;

“Ancillary Agreements”	means the Listing Ancillary Agreements and the Separation Ancillary Agreements;

“Argentina NEBA”

means the letter agreement relating to the retention, operation and transfer of the manufacturing site located in Buenos Aires, Argentina entered into or to be entered into between GSK and [[Haleon][JVCo]] on or around the date of the SCIA;

“A Shares”

means the A ordinary shares of £1.00 each in the share capital of GSKCHHL, all of which are fully paid and held as at the date of this Agreement by GSK and which, together with the B Shares and the C Shares, comprise all ownership interests of whatever nature in GSKCHHL;

“ATB Re-organisation”

means all of (i) the distribution in specie of the ordinary shares of GSKCHH3 by JVCo to GSKCHHL only, (ii) the distribution of £53.125m by JVCo to GSKCHHL only, and (iii) the conversion of a portion of A shares in the share capital of JVCo held by GSKCHHL (of equivalent value to the distribution mentioned at (i)) into preference shares in the share capital of JVCo in a manner consistent with the SCA Side Letter;

“ATFA”	means the asset transfer framework agreement between GSK, GSKCHHL and [[Haleon][JVCo]] entered into [on or around the date of the SCIA];

“Brazil ATFA”

means the asset transfer framework agreement relating to the transfer of the manufacturing site located in Jacarepaguá, Brazil entered into or to be entered into between GSK, [GSKCHHL] and [JVCo] on or around the date of the SCIA;

“B Shares”

means the B ordinary shares of £1.00 each in the share capital of GSKCHHL, all of which are fully paid and held as at the date of this Agreement by GSK and which, together with the A Shares and the C Shares, comprise all ownership interests of whatever nature in GSKCHHL;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London, UK;

“Circular”	means the circular to be dated with the Posting Date and to be sent to the shareholders of GSK in connection with the Demerger, including a notice of general meeting of GSK;

“Co-Existence Agreement”

means the co-existence agreement in respect of certain trade marks and domain names of the GSK Group and Consumer Healthcare Group entered into or to be entered into between Glaxo Group Limited, SmithKline Beecham Limited and Haleon on or around the date of the SCIA;

“Completion”	means the time and date of completion of the Pfizer Share Exchange pursuant to and in accordance with this Agreement;

“Condition Precedent”	means the condition set out in clause 2.1 (Condition Precedent);

“Connected Persons”	means, in relation to a Party, any member of its Group and any officer, employee, agent, adviser or representative of that Party or any member of its Group, in each case, from time to time;

“Consumer Healthcare Business”

means the consumer healthcare business which, as at the date of Demerger Completion is operated within the JVCo Group and any other asset or business of the consumer healthcare business that, as at the date of Demerger Completion, is contemplated to be operated within the Haleon Group after Separation Completion pursuant to the ATFA, the Argentina NEBA and/or the Brazil ATFA;

“Consumer Healthcare Group”	means: (i) prior to Demerger Completion, the JVCo Group; and (ii) from Demerger Completion, the Haleon Group;

“Consumer Healthcare Group Companies”	means any member of the Consumer Healthcare Group from time to time, and “Consumer Healthcare Group Company” shall be construed accordingly;

“Consumer Manufacturing and Supply Agreement”

means the manufacturing and supply agreement entered into or to be entered into between GlaxoSmithKline Consumer Trading Services Limited as supplier and GlaxoSmithKline Trading Services Limited as purchaser on or around the date of the SCIA;

“Consumer Quality Agreement”

means the quality agreement entered into or to be entered into between GlaxoSmithKline Consumer Trading Services Limited and GlaxoSmithKline Trading Services Limited in respect of the Consumer Manufacturing and Supply Agreement [on or around the date of the SCIA];

“Corporate Brand Licence Agreement”

means the brand licence agreement in respect of corporate marks entered into or to be entered into between certain licensors, certain licensees and certain registered proprietors on or around the date of the SCIA;

“Cosmos SAPA”

means the stock and asset purchase agreement entered into among Pfizer, GSK, GSKCHHL and JVCo dated 19 December 2018, as amended from time to time including on 31 July 2019 and by the Cosmos SAPA Amendment Agreement;

“Cosmos SAPA Amendment Agreement”	means the amendment agreement to the Cosmos SAPA entered into or to be entered into among Pfizer, GSK, GSKCHHL and JVCo [on or around the date of the SCIA];

“Cosmos SCA”	means the structuring considerations agreement entered into among GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 31 July 2019, as amended or supplemented from time to time;

“Cosmos SHA”	means the shareholders’ agreement in relation to JVCo entered into among GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 31 July 2019, as amended or supplemented from time to time;

“Costs”

means charges and reasonable and documented costs (including legal costs) and expenses (other than, subject to the below, Tax), which are properly incurred and of an out-of-pocket nature, together with any amounts in respect of VAT comprised in such charges, costs and expenses but only to the extent not recoverable;

“C Shares”

means the C ordinary shares of £1.00 each in the share capital of GSKCHHL, which shares rank pari passu with the A Shares and the B Shares except that they carry no right to any Pre-Separation GSKCHHL Onward Dividend and carry no voting rights, all of which are fully paid and held as at the date of this Agreement by the SLPs and which, together with the A Shares and the B Shares, comprise all ownership interests of whatever nature in GSKCHHL;

“Deed of Termination”

means the global deed of termination relating to certain services provided by GSK or members of the GSK Group to Haleon or members of the Consumer Healthcare Group entered into or to be entered into between GSK and [[Haleon][JVCo]] on or around the date of the SCIA;

“Demerger”	means the proposed demerger of approximately 80.1% of GSK’s interest in the Consumer Healthcare Business pursuant to the Demerger Agreement and the Demerger Dividend;

“Demerger Agreement”	means the demerger agreement entered into or to be entered into between Haleon and GSK [on or around the date of the SCIA];

“Demerger Completion”	means the time and date when the Demerger Conditions Precedent have been fulfilled and the Demerger Completion Steps have taken place;

“Demerger Completion Steps”	has the meaning given to the term “Completion Steps” in the Demerger Agreement;

“Demerger Conditions Precedent”	means the conditions set out in clause [2.1 (Conditions Precedent)] of the Demerger Agreement;

“Demerger Dividend”	means the interim dividend, in specie, proposed to be declared by the GSK Board to effect the Demerger pursuant to the authority granted to the GSK Board under the Demerger Resolution;

“Demerger Record Time”	means [•] on [•] 2022, or such other time and/or date as the GSK Board may determine;

“Demerger Resolution”	means resolution [1] set out in the notice of general meeting of GSK included in the Circular;

“Exchange Agreements”	means the GSK Exchange Agreement, this Agreement and the SLP Exchange Agreement;

“FCA”	means the Financial Conduct Authority acting in its capacity as the competent authority under Part VI of FSMA;

“Final Quarterly Dividend”	means the final quarterly interim dividend to be paid by JVCo to GSKCHHL and PFCHHL prior to the Demerger on or around [date];

“Final Quarterly GSKCHHL Onward Dividend”

means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) and (if and only to the extent the SLPs are entitled to receive such dividend under the GSKCHHL Articles of Association) to the SLPs (as holders of the C Shares) in accordance with the GSKCHHL Articles of Association prior to the Demerger following any Final Quarterly Dividend and comprising amounts received pursuant thereto;

“Final Quarterly PFCHHL Onward Dividend”

means one or more dividend(s), distribution(s), transfer(s) or other similar transaction(s) from PFCHHL to Pfizer prior to the Demerger following any Final Quarterly Dividend and comprising amounts received pursuant thereto;

“Final Sweep Dividend”	has the meaning given to that term in the Treasury Side Letter;

“Final Sweep GSKCHHL Onward Dividend”

means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) and to the SLPs (as holders of the C Shares) in accordance with the GSKCHHL Articles of Association prior to the Demerger following the Final Sweep Dividend and comprising amounts received pursuant thereto;

“Final Sweep PFCHHL Onward Dividend”

means one or more dividend(s), distribution(s), transfer(s) or other similar transaction(s) from PFCHHL to Pfizer prior to the Demerger following the Final Sweep Dividend and comprising amounts received pursuant thereto;

“FSMA”	means the Financial Services and Markets Act 2000;

“Governmental Entity”

means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

“Group”

means, as applicable:

(i) in relation to GSK, the GSK Group;

(ii)  in relation to Pfizer, the Pfizer Group;

(iii)  in relation to Haleon, the Consumer Healthcare Group; and

(iv) in relation to JVCo, the JVCo Group;

“GSK”	means GSK plc, a public limited company incorporated in England with number 03888792, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSK Board”	means the board of directors of GSK and any duly authorised committee of that board, from time to time;

“GSK Business”	means the business operated within the GSK Group, which is described in the Circular and which, for the avoidance of doubt, does not include the Consumer Healthcare Business;

“GSKCHHL”	means GlaxoSmithKline Consumer Healthcare Holdings Limited, a company incorporated in England with number 08998608, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSKCHHL Articles of Association”	means the articles of association adopted by GSKCHHL (as amended or replaced from time to time);

“GSKCHH3”	means GSK Consumer Healthcare Holdings (No. 3) Limited, a company incorporated in England with number 13401293, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“GSK Consolidation Resolution”	means the relevant parts of resolution [1] relating to the proposed consolidation of the share capital of GSK as set out in the notice of general meeting of GSK included in the Circular;

“GSK Exchange Agreement”	means the exchange agreement between GSK and Haleon setting out the terms of the GSK Share Exchange;

“GSK General Meeting”

means the general meeting of GSK to approve, among other things:

(i) the Demerger and the relevant parts of the Separation Transaction as a Class 1 transaction for the purposes of Listing Rule 10;

(ii)  the relevant parts of the Separation Transaction and the associated and ancillary agreements and arrangements relating thereto or to be entered into pursuant thereto for the purposes of Chapter 11 of the Listing Rules; and

(iii)  the GSK Share Consolidation;

“GSK Group”	means GSK and its subsidiaries and subsidiary undertakings from time to time, excluding Haleon and the Consumer Healthcare Group Companies;

“GSK Haleon Exchange Shares”

means the Haleon Ordinary Shares to be allotted and issued, credited as fully paid up, in accordance with the GSK Exchange Agreement, which immediately following Demerger Completion and the completion of the Share Exchanges, represent [up to approximately] 6.03% of the issued Haleon Ordinary Shares;

“GSK Manufacturing and Supply Agreement”

means the manufacturing and supply agreement entered into or to be entered into between GlaxoSmithKline Trading Services Limited as supplier and GlaxoSmithKline Consumer Trading Services Limited as purchaser on or around the date of the SCIA;

“GSK NEB Agreement”	means the net economic benefit agreement entered into between GSK, Pfizer and JVCo and dated 31 July 2019, as amended or supplemented from time to time;

“GSK Quality Agreement”

means the quality agreement entered into or to be entered into between GlaxoSmithKline Trading Services Limited and GlaxoSmithKline Consumer Trading Services Limited in respect of the GSK Manufacturing and Supply Agreement [on or around the date of the SCIA];

“GSK Share Consolidation”	means the consolidation of the share capital of GSK pursuant to and in accordance with the GSK Consolidation Resolution;

“GSK Share Exchange”

means the transfer of GSK’s entire shareholding of B Shares to Haleon in exchange for Haleon issuing the GSK Haleon Exchange Shares to GSK pursuant to and in accordance with the terms of the GSK Exchange Agreement;

“GSK Shareholders”	means holders of the GSK Shares on the register of members of GSK from time to time;

“GSK Shares”	means the ordinary shares of 25 pence each in the share capital of GSK;

“Guarantee Fee Arrangements”

means the guarantee fee arrangements effected pursuant to:

(i) the guarantee fee agreement between Haleon (as guarantor) and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC (as beneficiary) dated [•]; and

(ii)  the guarantee fee agreement between GSK (as guarantor) and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC (as beneficiary) dated [•];

“Haleon Admission Shares”	means the Haleon Demerger Shares and the Haleon Exchange Shares (excluding the Haleon NVPS);

“Haleon ADR Programme”	means the American depositary receipt programme to be established for Haleon on or around Admission, as detailed in [•];

“Haleon Articles of Association”	means the articles of association adopted or to be adopted by Haleon that are in the agreed form for the purposes of the SCIA;

“Haleon Demerger Shares”

means the Haleon Ordinary Shares to be allotted and issued to the Qualifying GSK Shareholders as GSK shall direct, credited as fully paid up, in accordance with the Demerger Agreement, together with (where the context so requires) any Haleon Ordinary Shares in issue prior to commencement of the Demerger Completion Steps;

“Haleon Exchange Shares”

means:

(i) the GSK Haleon Exchange Shares;

(ii)  the SLP Haleon Exchange Shares; and

(iii)  the Pfizer Haleon Exchange Shares;

which, together, immediately following Demerger Completion and the completion of the Share Exchanges, represent up to approximately 45.53% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share) and 100% of the issued preference shares of Haleon;

“Haleon Group”	means Haleon and its subsidiaries and subsidiary undertakings from time to time;

“Haleon NVPS”

means [25,000,000] unlisted redeemable non-voting preference shares of £[1.00] each in the share capital of Haleon which carry a right to a fixed rate dividend payable quarterly and on a cumulative basis at a rate of [•], the terms of which are set forth in greater detail on Schedule 2 hereto and in the Haleon Articles of Association;

“Haleon Ordinary Shares”	means ordinary shares of £[•] each in the share capital of Haleon;

“HMRC”	means HM Revenue & Customs;

“Indemnified Party”	has the meaning given to that term in Schedule 1 (Provisions on Claims under the Pfizer Exchange Indemnities);

“Indemnifying Party”	has the meaning given to that term in Schedule 1 (Provisions on Claims under the Pfizer Exchange Indemnities);

“Investigation”	has the meaning given to that term in clause 13.4(B);

“JVCo”

means GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited, a company incorporated in England with number 11961650, having its registered office at 980 Great West Road, Brentford, Middlesex, TW8 9GS;

“JVCo Group”	means JVCo and its subsidiaries and subsidiary undertakings from time to time;

“Law”

means any statute, law, rule, regulation, ordinance, code or rule of common law issued, administered or enforced by any Governmental Entity, or any judicial or administrative interpretation thereof, including the rules of any stock exchange or listing authority;

“Listing Ancillary Agreements”

means:

(i) the Pfizer Relationship Agreement;

(ii)  the Orderly Marketing Agreement;

(iii)  the Registration Rights Agreement;

(iv) the Sponsors’ Agreements; and

(v)   the Lock-up Deed,

and any document, agreement or arrangement pursuant thereto or in connection therewith;

“Listing Rules”

means the rules and regulations made by the FCA (acting in its capacity as the competent authority for the purposes of FSMA) under FSMA, and contained in the publication of the same name, as amended from time to time (including any successor rules);

“Lock-up Deed”	means the lock-up deed entered into or to be entered into between GSK, Pfizer, the SLPs and [one bank designated by GSK and one bank designated by Pfizer] on or around the date of this Agreement;

“London Stock Exchange”	means London Stock Exchange plc;

“Long Term Access Agreement”	means the long term access agreement entered into or to be entered into between GSK and Haleon on or around the date of the SCIA;

“NEBA”

means the net economic benefit arrangements, comprising the GSK NEB Agreement and the Pfizer NEB Agreement as may be amended and restated from time to time, including pursuant to the NEBA Amendment Agreement;

“NEBA Amendment Agreement”	means the amendment and restatement agreement with respect to the GSK NEB Agreement entered into or to be entered into between GSK, [JVCo] and Pfizer on or around the date of this Agreement;

“NVPS Sale”	has the meaning given to that term in recital (D);

“Official List”	means the Official List maintained by the FCA pursuant to Part 6 of FSMA;

“Orderly Marketing Agreement”	means the orderly marketing agreement entered into or to be entered into between GSK, Pfizer and the SLPs on or around the date of the SCIA;

“Other Group”	means, in relation to a Pfizer Group Company, the Consumer Healthcare Group and, in relation to a Consumer Healthcare Group Company, the Pfizer Group;

“Party”	means a party to this Agreement;

“PFCHHL”	means PF Consumer Healthcare Holdings LLC, a limited liability company incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“PFCHHL Interests”

means all of the common interests in the capital of PFCHHL in issue immediately prior to Completion, which comprise all ownership interests of whatever nature in PFCHHL and all of which are held by Pfizer as at the date of this Agreement;

“PFCHHL LLC Agreement”	[means the limited liability company agreement of PFCHHL entered into by Pfizer and dated [•] 2022;]

“PFCHHL Member”	means the Member (as such term is defined in the PFCHHL LLC Agreement) of PFCHHL, from time to time;

“Pfizer”	means Pfizer Inc., a corporation incorporated under the laws of Delaware whose registered office is at 235 East 42nd Street, New York, New York 10017;

“Pfizer Exchange Indemnities”	means the indemnities given by Pfizer which are set out in clause 7 (Pfizer Exchange Indemnities);

“Pfizer Group”	means Pfizer and its subsidiaries and subsidiary undertakings from time to time, excluding the Consumer Healthcare Group Companies;

“Pfizer Group Companies”	means any member of the Pfizer Group from time to time, and “Pfizer Group Company” shall be construed accordingly;

“Pfizer Haleon Exchange Shares”

means the Haleon Ordinary Shares and the Haleon NVPS to be allotted and issued, credited as fully paid up, in accordance with this Agreement, which immediately following Demerger Completion and the completion of the Share Exchanges, represent 32% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share) and 100% of the issued preference shares of Haleon;

“Pfizer NEB Agreement”	means the net economic benefit agreement entered into between Pfizer, GSK and JVCo and dated 31 July 2019, as amended or supplemented from time to time;

“Pfizer Relationship Agreement”	means the relationship agreement entered into or to be entered into between Pfizer and Haleon on or around the Posting Date;

“Pfizer Share Exchange”

means the transfer of the PFCHHL Interests from Pfizer to Haleon in exchange for Haleon issuing the Pfizer Haleon Exchange Shares to Pfizer pursuant to and in accordance with the terms of this Agreement;

“Pharmacovigilance Agreement”	means the pharmacovigilance agreement entered into or to be entered into between [GSK Group entity] and [Consumer Healthcare Group entity] [on or around the date of the SCIA];

“Posting Date”

means the date of the Demerger Agreement (or such other date as may be determined by GSK and notified to Haleon and Pfizer as the date for the issue and dispatch of the Circular and the publication of the Prospectus);

“Pre-Separation Dividend”

means the dividend to be paid by JVCo to GSKCHHL and PFCHHL prior to the Demerger (as provided in clause 17.32(B) of the Cosmos SHA and as otherwise agreed between the parties to the Cosmos SHA, including pursuant to the Treasury Side Letter);

“Pre-Separation GSKCHHL Onward Dividend”	means the dividend to be paid by GSKCHHL to GSK (as holder of the A Shares and B Shares) prior to the Demerger following the Pre-Separation Dividend and comprising amounts received pursuant thereto;

“Pre-Separation PFCHHL Onward Dividend”

means one or more dividend(s), distribution(s), transfer(s) or other similar transaction(s) from PFCHHL to Pfizer prior to the Demerger following the Pre-Separation Dividend and comprising amounts received pursuant thereto;

“Proceedings”

means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

“Prospectus”	means the prospectus relating to the Admission of the Haleon Admission Shares to be dated the Posting Date;

“Qualifying GSK Shareholders”	means the GSK Shareholders on the register of members of GSK at the Demerger Record Time;

“Redeemable Shares”	means the fully paid redeemable preference shares of £1.00 each in the share capital of Haleon (subscribed by Trexco on or around the re-registration of Haleon as a public limited company);

“Registration Rights Agreement”	means the registration rights agreement between Haleon, Pfizer, GSK and each of the SLPs dated [on or around the date of the SCIA];

“Regulatory Information Access and Service Agreement”

means the regulatory information access and service (linked products) agreement entered into or to be entered into between GlaxoSmithKline Services Unlimited and [GlaxoSmithKline Consumer Healthcare (Overseas) Unlimited] on or around the date of the SCIA;

“Relevant GSKCHHL Shares”	means all of the class A ordinary shares of £1.00 each in the capital of GSKCHHL in issue immediately prior to Demerger Completion;

“SCA Side Letter”	means the letter agreement between GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 22 November 2021;

“SCIA”	means the Separation Co-operation and Implementation Agreement entered into or to be entered into between GSK, Pfizer, Haleon, JVCo, GSKCHHL and PFCHHL on or around the date of this Agreement;

“SEC”	means the U.S. Securities and Exchange Commission;

“Separation Ancillary Agreements”

means the:

(i)  SCIA;

(ii)  Demerger Agreement;

(iii)   Exchange Agreements;

(iv) Cosmos SAPA Amendment Agreement;

(v)   Tax Covenant;

(vi) ATFA;

(vii)  Transitional Services Agreement;

(viii)  GSK Manufacturing and Supply Agreement;

(ix) Consumer Manufacturing and Supply Agreement;

(x)   GSK Quality Agreement;

(xi) Consumer Quality Agreement;

(xii)  Shared Brands Licences Agreement;

(xiii)  Shared Brands Committee Agreement;

(xiv) Corporate Brand Licence Agreement;

(xv)   Co-Existence Agreement;

(xvi) Long Term Access Agreement;

(xvii) Pharmacovigilance Agreement;

(xviii)NEBA Amendment Agreement;

(xix) Argentina NEBA;

(xx)   Brazil ATFA;

(xxi) Deed of Termination;

(xxii) Regulatory Information Access and Service Agreement; and

(xxiii)Guarantee Fee Arrangements,

and any document, agreement or arrangement pursuant thereto or in connection therewith;

“Separation Completion”	means completion of the final step in the Separation Transaction;

“Separation Transaction”

means the steps comprised in the Demerger, the Exchange Agreements, execution of the Separation Ancillary Agreements and Admission, pursuant to which, among other things, Haleon will become a listed company holding the Consumer Healthcare Business;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Shared Brands Committee Agreement”	means the shared brands committee agreement entered into or to be entered into between [GSK Group entity] and [Consumer Healthcare Group entity] on or around the date of the SCIA;

“Shared Brands Licences Agreement”

means the deed of amendment and restatement to amend and restate certain shared brand licence agreements entered into or to be entered into between certain licensors, certain licensees and certain registered proprietors on or around the date of this Agreement;

“Share Exchanges”	means the GSK Share Exchange, the Pfizer Share Exchange and the SLP Share Exchange;

“SLP Exchange Agreement”	means the exchange agreement between the SLPs and Haleon setting out the terms of the SLP Share Exchange;

“SLP Haleon Exchange Shares”

means the Haleon Ordinary Shares to be allotted and issued, credited as fully paid up, in accordance with the SLP Exchange Agreement, which immediately following Demerger Completion and the completion of the Share Exchanges, represent 7.5% of the issued Haleon Ordinary Shares (rounded to the nearest whole Haleon Ordinary Share);

“SLPs”

means:

(i) GSK (No. 1) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035527 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ;

(ii)  GSK (No. 2) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035526 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ; and

(iii)  GSK (No. 3) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035525 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ,

being the Scottish limited partnerships that will each receive shares in Haleon pursuant to the SLP Exchange Agreement, and “SLP” shall be construed accordingly;

“SLP Share Exchange”

means the transfer of each SLP’s entire shareholding of C Shares to Haleon in exchange for Haleon issuing the applicable portion of the SLP Haleon Exchange Shares to each such SLP, pursuant to and in accordance with the terms of the SLP Exchange Agreement;

“Sponsors”

means:

(i) Citigroup Global Markets Limited, a company incorporated in England and Wales with registered number 01763297 whose registered office is Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB;

(ii)  Goldman Sachs International, a company incorporated in England and Wales with registered number 02263951 whose registered office is Plumtree Court, 25 Shoe Lane, London, EC4A 4AU; and

(iii)  Merrill Lynch International, a company incorporated in England and Wales with registered number 02312079 whose registered office is 2 King Edward Street, London, EC1A 1HQ;

“Sponsors’ Agreements”	means: (i) the sponsors’ agreement between Haleon, JVCo and each of the Sponsors dated [•]; and (ii) the sponsors’ agreement between GSK and each of the Sponsors dated [•];

“Steps Plan”

means the demerger steps plan prepared by Slaughter and May summarising the proposals in relation to the Separation Transaction, and initialled for identification purposes by or on behalf of each of GSK, Pfizer and Haleon;

“Sterling” and “£”	means the lawful currency of the United Kingdom;

“subsidiary undertaking”

means a subsidiary undertaking as defined in section 1162 Companies Act 2006 (and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d) respectively, as a member of another company even if its shares in that other company are registered in the name of (A) another person (or its nominee) whether by way of security or in connection with the taking of security or (B) its nominee);

“Tax”

means all taxes, and all levies, duties, imposts, charges and withholdings in the nature of tax, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, employment, payroll, land, stamp, transfer, occupation, franchise, value added, wealth and personal property, together with all penalties, charges, additions to tax, and interest relating to any of them, and regardless of whether any such amounts are chargeable or attributable directly or primarily to any other person or are recoverable from any other person;

“Tax Authority”	means any taxing, revenue or other authority competent to impose any liability to, or to assess or collect, any Tax, including, without limitation, HMRC and the Internal Revenue Service;

“Tax Covenant”	means the deed of tax covenant relating to the Separation Transaction, entered into or to be entered into between GSK, Haleon, GSKCHHL, Pfizer and JVCo on or around the date of the SCIA;

“Transaction Documents”	means the Demerger Agreement, the SCIA, the Exchange Agreements and the other Ancillary Agreements;

“Transitional Services Agreement”

means the transitional services agreement entered into or to be entered into between [GlaxoSmithKline Services Unlimited, GlaxoSmithKline LLC, GlaxoSmithKline Consumer Healthcare (Overseas) Limited and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC] on or around the date of the SCIA;

“Treasury Side Letter”

means the letter agreement entered into between GSKCHHL, Pfizer, PFCHHL, GSK and JVCo dated 4 November 2021 pursuant to which the parties thereto have agreed the interpretation, and confirmed the application, of certain provisions of the Cosmos SHA;

“Trexco”	Trexco Limited, a company incorporated in England with number 00461588, having its registered office at 2 Lambs Passage, London, EC1Y 8BB;

“VAT”

means:

(i) any value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto;

(ii)  to the extent not included in paragraph (i) above, any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(iii)  any other Tax of a similar nature to the Taxes referred to in paragraph (i) or paragraph (ii) above, whether imposed in the UK or a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (i) or paragraph (ii) above or imposed elsewhere; and

“Working Hours”	means 9.30 a.m. to 5.30 p.m. (local time) on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, sub clauses, paragraphs, sub paragraphs, and Schedules are to clauses, sub clauses, paragraphs, sub paragraphs of, and Schedules to, this Agreement;

(B)	use of any gender includes the other genders and (unless the context otherwise requires) the singular shall include the plural and vice versa;

(C)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(D)

references to a “person” shall be construed so as to include any individual, firm, company, corporation or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)	references to a “holding company” or a “subsidiary” shall be construed as a holding company or subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006;

(F)	references to a “body corporate” shall be construed as a body corporate as defined in section 1173 of the Companies Act 2006;

(G)

references to a “parent undertaking” or a “subsidiary undertaking” shall be construed as a parent undertaking or subsidiary undertaking (as the case may be) as defined in section 1162 of the Companies Act 2006;

(H)	references to a “party” shall be construed so as to include a reference to that party’s successors and permitted assigns;

(I)

a reference to any statute or statutory provision or other regulation shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision, except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of any Party under this Agreement;

(J)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(K)	references to times are to London time (unless otherwise stated);

(L)	references to “include” and “including” shall be deemed to be followed by the words “without limitation”;

(M)

reference to “liabilities”, “costs” and/or “expenses ” incurred by a person shall not include any amount in respect of VAT or any Tax of a similar nature included in such liabilities, costs and/or expenses for which that person or any other member of its Group is entitled to credit or repayment from any Tax Authority;

(N)

[references to “indemnify” any person against any circumstance shall include indemnifying and keeping such person harmless from all actions, claims and proceedings from time to time made against such person and all loss, damage, payments, costs or expenses suffered, made or incurred by such person as a consequence of that circumstance and, unless otherwise specified, any indemnity given in this Agreement shall be deemed to have been given on an after-Tax basis;]

(O)

any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)

the amount and timing of any additional Tax which becomes (or would, but for the use of any credit or other relief which would otherwise have been available to reduce the Tax liabilities of any member of the Pfizer Group or the Consumer Healthcare Group, as the case may be, have become) payable as a result of the Payment’s being subject to Tax; and

(iii)	the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation,

the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(P)

references to a “liability to Tax” or “Tax payable” (and equivalent terms) include circumstances where Tax would be (or become) payable but for the use of a Relief (as such term is defined in the Tax Covenant);

(Q)

a reference to any other document referred to in this agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this agreement or that other document) at any time;

(R)

a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction; and

(S)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)

general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.3	In this Agreement, unless otherwise specified:

(A)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement; and

(B)

the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

1.4	In this Agreement:

(A)

references to members of Pfizer Group’s or members of GSK Group’s aggregate holding of Haleon Ordinary Shares shall include both Haleon Ordinary Shares held directly in the form of shares and Haleon Ordinary Shares held indirectly as a result of a holding of American depositary receipts.

2.	CONDITION PRECEDENT

2.1

The provisions of this Agreement, other than those arising under clause 1 (Interpretation), clause 2 (Condition Precedent), clause 3 (Termination), clause 8 (Confidentiality), clause 13 (Further Assurance) and clause 14 (Notices) to clause 26 (Agent for Service) (inclusive), shall be conditional upon completion of the Demerger Completion Steps.

2.2

Haleon shall use all reasonable endeavours to ensure fulfilment of the Condition Precedent, which may not be waived by any Party. If the Condition Precedent is not satisfied by [•] a.m./p.m. on [•] 2022 (or such other time and/or date as GSK may determine, subject to clause 5), this Agreement shall automatically terminate and no Party shall have any claim of any nature whatsoever against any other Party under this Agreement, save in respect of any rights and liability of any Party set forth in the Cosmos SHA.

2.3

Each of Pfizer and Haleon undertakes to the other to disclose anything which will or may prevent or delay the Condition Precedent from being satisfied immediately after it comes to the notice of that Party.

2.4	The Parties agree and acknowledge that nothing in this Agreement shall:

(A)	prevent or inhibit compliance with the Cosmos SHA to any extent; or

(B)	derogate from or qualify to any extent any party’s rights or obligations pursuant to the Cosmos SHA.

2.5

The Parties agree and acknowledge that they shall comply in all respects with the Cosmos SHA, and shall procure such compliance by the members of their respective Groups. The Parties further agree and acknowledge that compliance with the Cosmos SHA by GSK, the members of the GSK Group, Pfizer, the members of the Pfizer Group, Haleon and the members of the Consumer Healthcare Group is permitted and the Parties hereby consent in all respects to such compliance with the Cosmos SHA. For the avoidance of doubt, the Parties agree and acknowledge that this Agreement is without prejudice to GSK’s and Pfizer’s rights under the Cosmos SHA, the Cosmos SCA, the Treasury Side Letter and the obligations of Pfizer, GSK and the members of the Pfizer Group and the GSK Group pursuant to the terms of the Cosmos SHA, the Cosmos SCA and the Treasury Side Letter.

2.6

Notwithstanding anything to the contrary in this Agreement or the Cosmos SHA, the Cosmos SCA or the Treasury Side Letter, the Parties agree and acknowledge that in connection with the Demerger, and in accordance with and subject to the SCA Side Letter, (1) the issuance to Pfizer of the Haleon NVPS pursuant to this Agreement and the sale or disposition of the Haleon NVPS by Pfizer immediately thereafter and (2) the distribution referred to in limb (ii) of the definition of ATB Re-organisation shall be expressly permitted for all purposes hereunder and thereunder.

3.	TERMINATION

3.1

Notwithstanding any other provision of this Agreement (but subject to the Cosmos SHA), the Parties hereby agree and acknowledge that GSK shall have the right in its absolute discretion to abandon the Separation Transaction by providing notice of the same in writing to Haleon and Pfizer at any time prior to Demerger Completion, and upon GSK providing such notice, this Agreement shall automatically terminate.

3.2	The Parties hereby agree and acknowledge that, in the event that this Agreement is terminated pursuant to clause 3.1:

(A)	no Party will have any claim against any other Party for compensation, Costs, damages or otherwise except as otherwise provided in the Cosmos SHA or the SCIA;

(B)	this Agreement shall be of no further force or effect; and

(C)	for the avoidance of doubt, the Cosmos SHA shall continue in full force and effect in accordance with its terms.

3.3	Save as provided in clause 3.1, no Party shall have the right to rescind or unilaterally terminate this Agreement, whether before or after Completion.

4.	TRANSFER AND ISSUE OF SHARES

4.1	Subject to:

(A)	this Agreement not having been terminated pursuant to clause 3.1; and

(B)	the Demerger Completion Steps having occurred,

Pfizer agrees to transfer at Completion, with full title guarantee and free from all security interests, options, claims, or encumbrances whatsoever (other than transfer restrictions under applicable securities laws), the PFCHHL Interests to Haleon (the “Transfer”), and Haleon agrees to acquire the PFCHHL Interests on the same basis.

4.2

Prior to the Demerger Completion (but subject thereto), Pfizer shall procure that the PFCHHL Member shall (i) approve the Transfer and (ii) resolve that Haleon will be substituted for Pfizer as the PFCHHL Member for all purposes under the PFCHHL LLC Agreement as soon as reasonably practicable following Completion, in each case, subject to the satisfaction of the Condition Precedent set forth in this Agreement.

4.3

As soon as reasonably practicable following Completion, Pfizer shall procure that Haleon is substituted for Pfizer as the PFCHHL Member for all purposes under the PFCHHL LLC Agreement. For the avoidance of doubt, Pfizer shall ensure (and shall procure that the members of the Pfizer Group ensure) that Pfizer shall be the “Member” for the purposes of the PFCHHL LLC Agreement until Completion.

4.4	In consideration for the transfer of the PFCHHL Interests from Pfizer to Haleon, Haleon shall allot and issue the Pfizer Haleon Exchange Shares to Pfizer, comprising the following:

(A)

such number of Haleon Ordinary Shares as represents 32 per cent. of the total number of Haleon Ordinary Shares to be in issue at Admission following the completion of, and after giving effect to, each of the Demerger, the Share Exchanges and all of the transactions contemplated by the Demerger Agreement, this Agreement, the GSK Exchange Agreement and the SLP Exchange Agreement (rounded to the nearest whole Haleon Ordinary Share); and

(B)	the Haleon NVPS.

4.5

Haleon shall ensure that the Pfizer Haleon Exchange Shares (including the Haleon NVPS) to be allotted and issued to Pfizer pursuant to clause 4.4 shall be allotted credited as fully paid and free from all liens, charges, security interests, options, claims and encumbrances whatsoever and shall have the rights described in the Haleon Articles of Association.

4.6

As soon as reasonably practicable following the allotment and issuance of the Pfizer Haleon Exchange Shares (including the Haleon NVPS) pursuant to clause 4.4, Haleon shall procure that Pfizer is recorded in the register of members of Haleon as the holder of such shares (in the case of the Haleon NVPS, prior to the NVPS Sale).

5.	COMPLETION OBLIGATIONS

5.1

Completion of this Agreement will take place at [•] a.m./p.m. on Sunday [•] 2022 (which, for the avoidance of doubt, is shortly following the time at which Demerger Completion is expected to occur and prior to the time at which Admission is expected to occur), provided that the Condition Precedent has been satisfied by such time, or at such other time as agreed by the Parties, provided that in all cases, Completion of this Agreement will take place following Demerger Completion and prior to Admission.

5.2	At Completion, the following business shall be transacted:

(A)

Pfizer shall procure that Haleon is substituted for Pfizer as the PFCHHL Member for all purposes under the PFCHHL LLC Agreement in respect of the PFCHHL Interests to be transferred to Haleon pursuant to clause 4.1; and

(B)

Haleon shall procure that Pfizer is entered into the Haleon register of members (in the case of the Haleon NVPS, prior to the NVPS Sale) in respect of the Pfizer Haleon Exchange Shares to be allotted and issued to Pfizer pursuant to clause 4.4.

5.3	Pfizer and Haleon shall procure that, on or before Completion:

(A)

[with the exception of [•]], employees or non-executive directors of the Consumer Healthcare Group or the Pfizer Group who hold the office of director or secretary of a company in the Other Group shall have resigned from the company or companies in the Other Group and suitable persons employed by or identified as appropriate non-executive directors for the Other Group shall have been appointed in their place; and

(B)

[with the exception of [•]], employees of the Consumer Healthcare Group or the Pfizer Group who are authorised signatories on bank mandates for accounts of companies in the Other Group shall have signed, executed and delivered all such documents as are necessary to cancel their status as authorised signatories on such mandates and to ensure that suitable persons employed by the Other Group shall have been appointed as authorised signatories in their place.

6.	TAX

The Parties agree that, except where arrangements in respect of Tax are expressly made in this Agreement, any claim or potential claim in respect of any liability relating to Tax shall be determined and calculated solely in accordance with the Tax Covenant. To the extent that provisions of this Agreement conflict with any provisions of the Tax Covenant, those in the Tax Covenant shall prevail.

7.	PFIZER EXCHANGE INDEMNITIES

7.1

The issue by Haleon of the Pfizer Haleon Exchange Shares pursuant to clauses 4.4 to 4.5 (inclusive) to Pfizer on Completion in accordance with this Agreement shall extinguish any obligation whatsoever of Haleon to issue any shares to Pfizer or any Pfizer Group Company in consideration of the transfer of the PFCHHL Interests to Haleon or otherwise in connection with the transactions contemplated by this Agreement, and Pfizer hereby covenants and undertakes to indemnify and keep indemnified Haleon (for itself and as trustee for each Consumer Healthcare Group Company) and each Consumer Healthcare Group Company from and against any such obligation, including any liabilities, losses, demands, claims, Costs and damages whatsoever suffered or arising, directly or indirectly from or in consequence of:

(A)

any claim by any person that they became a holder of or were otherwise entitled to shares or any other interest in the capital of PFCHHL (or other securities of any member of the Pfizer Group they shall claim to be relevant for such purposes) prior to or at Completion and was, by virtue of such holding, entitled to be issued with Haleon Ordinary Shares; and

(B)

any claim by any person that their rights to be entered into the register of members of Haleon in respect of Haleon Ordinary Shares have not been satisfied as a result of a dispute over the time or otherwise in respect of the sale or transfer to or by them of PFCHHL Interests.

7.2

Pfizer hereby covenants and undertakes to indemnify and keep indemnified Haleon (for itself and as trustee for each Consumer Healthcare Group Company) and each Consumer Healthcare Group Company from and against any and all losses, Costs and damages suffered or arising, directly or indirectly, from or in consequence of any and all obligations, claims, liabilities, actions, demands or proceedings of, made against or incurred by PFCHHL [(which, for the avoidance of doubt, does not include any obligations, claims, liabilities, actions, demands or proceedings of, made against, or incurred by, any member of the Consumer Healthcare Group (other than solely PFCHHL), or any primary liabilities of any member of the Consumer Healthcare Group (other than solely PFCHHL) that are referable to transactions, arrangements, actions or omissions of any member of the Consumer Healthcare Group (other than solely PFCHHL) for which PFCHHL could be secondarily liable in its capacity as a parent company under applicable law)] to the extent that they arise or are suffered (whether before or after Completion) as a consequence of or by reference to any transaction, arrangement, action or omission of any member of the Pfizer Group or PFCHHL itself which occurred on or before Completion, but excluding:

(A)

any obligation, claim, liability, expense, action, demand or proceeding which has been met, settled or paid, in each case, by or for the account of Pfizer or any member of the Pfizer Group (including, for the avoidance of doubt, PFCHHL), before Completion; and

(B)

any such matter relating to the Pre-Separation PFCHHL Onward Dividend, the Final Quarterly PFCHHL Onward Dividend, the Final Sweep PFCHHL Onward Dividend or any dividend previously paid or to be paid after the date hereof by JVCo, which are the subject of separate arrangements under clause [4] (Dividends) of the SCIA.

7.3	The provisions of Schedule 1 (Provisions on Claims under the Pfizer Exchange Indemnities) shall apply in relation to the making of any claim under the Pfizer Exchange Indemnities.

8.	CONFIDENTIALITY

8.1

Subject to clause 9.3, each Party shall treat as confidential all information obtained as a precursor to or as a result of negotiating or entering into or performing this Agreement or which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement; or

(C)	the subject matter of this Agreement.

8.2	Each Party shall:

(A)	not disclose any such confidential information to any person other than:

(i)	in the case of Pfizer, a director of Haleon nominated by Pfizer;

(ii)	any of its directors or employees who need to know such information in order to discharge their duties; and

(iii)	other members of its Group;

(B)	not use any such confidential information other than for the purpose of:

(i)	in the case of Haleon, conducting the Consumer Healthcare Business;

(ii)	in the case of Pfizer or any member of its Group, managing or monitoring its investment in Haleon; and

(iii)	in connection with the performance of its obligations and the exercise of its rights under this Agreement; and

(C)	procure that any person to whom any such confidential information is disclosed by it complies with the restrictions contained in this clause 8 as if such person were a party to this Agreement.

8.3	Notwithstanding the other provisions of this clause 8, any Party may disclose any such confidential information:

(A)	if and to the extent required by Law or for the purpose of any judicial or arbitral proceedings;

(B)

if and to the extent required by any securities exchange or regulatory or Tax or other Governmental Entity to which that Party or a member of its Group is subject or submits, wherever situated, including (amongst other bodies) the FCA, London Stock Exchange, Panel on Takeovers and Mergers, HMRC, the SEC or the New York Stock Exchange, whether or not the requirement for information has the force of Law;

(C)	to a Tax Authority in connection with the disclosing Party’s (or a member of its Group’s) Tax affairs;

(D)	to its advisers, auditors, actual or proposed debt financiers and bankers, provided they have a duty to keep such information confidential;

(E)	to the extent the information has come into the public domain through no fault of that Party;

(F)	to the extent the Party (or Parties) to which such information relates has (or have) given prior written consent to the disclosure;

(G)	to the extent expressly permitted by this Agreement or to the extent it is expressly permitted to do so pursuant to any Transaction Document;

(H)	if and to the extent required in connection with any regulatory consent or clearance process required by applicable Law; or

(I)	if it was in the possession of a Party or any of its advisers (in either case as evidenced by written records) without any obligation of secrecy prior to it being received or held.

8.4	The restrictions contained in this clause 8 shall continue to apply to each Party without limit in time.

8.5

Notwithstanding the foregoing in this clause 8, to the extent that the Cosmos SAPA, the Cosmos SHA or any other Transaction Document or any other contract pursuant to which any Party or any member of its Group is bound provides that certain information shall be maintained confidential on a basis that is more protective of such information or for a longer period of time than provided for in this clause 8, then the applicable provisions contained in the Cosmos SAPA, the Cosmos SHA or such other Transaction Document or contract shall control with respect thereto but only to the extent such provision is more protective or runs for a longer period of time.

9.	ANNOUNCEMENTS

9.1

Subject to clause 9.2, no announcement or other publication concerning the transactions contemplated by the Transaction Documents or any ancillary matter shall be made by any Party or member of its Group without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed.

9.2

Notwithstanding clause 9.1, any Party or member of its Group may, whenever practicable and permissible after consultation with the other Parties and GSK, make an announcement concerning this Agreement, the Transaction Documents, the Separation Transaction or the Consumer Healthcare Business, if and to the extent required by:

(A)	Law or for the purposes of any judicial or arbitral proceedings; or

(B)

any securities exchange or regulatory or Governmental Entity to which that Party is subject or submits, wherever situated, including (amongst other bodies) the FCA, London Stock Exchange, Panel on Takeovers and Mergers, HMRC, the SEC or the New York Stock Exchange, whether or not the requirement has the force of Law.

9.3

For the avoidance of doubt, nothing in this Agreement shall prohibit any Party or any member of its respective Group from making any disclosure or public statements regarding its intentions with respect to the Pfizer Haleon Exchange Shares or American depositary receipts in respect thereof that it holds in Haleon.

9.4	The restrictions contained in this clause 9.3 shall continue to apply to each Party without limit in time unless otherwise agreed between the Parties.

10.	WARRANTIES

10.1	Each Party warrants and undertakes to the other Parties as at the date of this Agreement that:

(A)	it is validly existing and is a company duly incorporated and registered under the Law of its jurisdiction of incorporation;

(B)	it has the legal right and full power and authority to enter into and perform this Agreement, which will constitute valid and binding obligations on it in accordance with its terms;

(C)	except as referred to in this Agreement, it:

(i)	is not required to make any announcement, consultation, notice, report or filing; and

(ii)	does not require any consent, approval, registration, authorisation or permit,

in each case with or from any Governmental Entity in connection with the performance of this Agreement.

10.2	Pfizer each warrants and undertakes to Haleon as at the date of this Agreement and at all times until the completion of the Pfizer Share Exchange that:

(A)	Pfizer is the sole legal and beneficial owner of the PFCHHL Interests to be transferred by Pfizer to Haleon pursuant to and in accordance with this Agreement;

(B)

there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the PFCHHL Interests to be transferred by Pfizer to Haleon pursuant to and in accordance with this Agreement (other than transfer restrictions under applicable securities laws) and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any;

(C)	the PFCHHL Interests to be transferred by Pfizer to Haleon pursuant to and in accordance with this Agreement have been validly issued and allotted and are fully paid up;

(D)

other than the Transaction Documents, there is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any PFCHHL Interests;

(E)

none of the PFCHHL Interests to be transferred by Pfizer to Haleon pursuant to and in accordance with this Agreement are subject to any rights of pre-emption or restrictions on transfer (other than transfer restrictions under applicable securities laws) and there are no circumstances existing which may give rise to a restriction being placed on such PFCHHL Interests; and

(F)	the PFCHHL Interests to be transferred by Pfizer to Haleon under this Agreement represent all issued limited liability company interests of PFCHHL.

10.3

Haleon warrants and undertakes to Pfizer that the Pfizer Haleon Exchange Shares to be issued by Haleon under this Agreement shall be validly issued and allotted and shall be issued fully paid up and free from all liens, charges, security interests, options, claims and encumbrances whatsoever.

11.	COSTS AND EXPENSES

11.1	The Parties agree to the apportionment of Costs as set out in [clause [19 (Costs and Expenses)]] of the SCIA.

11.2

In relation to any Costs not addressed by clause 11.1, except as otherwise set out in this Agreement, the Cosmos SHA, the SCIA or, in respect of Tax matters, the Tax Covenant, each Party shall pay its own Costs incurred in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the Separation Transaction.

12.	PAYMENTS

12.1

Payments due to be made under this Agreement shall, if not paid within [thirty (30)] days of the due date, and except to the extent the liability giving rise to the payment compensates the recipient for late payment by virtue of its extending to interest and penalties, carry interest at a rate of (i) [two (2)] per cent. above the base lending rate from time to time of the Bank of England, or (ii) if such base lending rate is less than zero, at [two (2)] per cent. (the “Agreed Rate”) for the period from the date falling [thirty (30)] days after the due date to the date of actual payment.

12.2	Payment due to be made under this Agreement shall be free and clear of all deductions, withholdings, set-offs, or counterclaims whatsoever, except as may be required by Law.

13.	FURTHER ASSURANCE

13.1

Prior to Separation Completion, Pfizer and Haleon shall use all reasonable endeavours to procure the entering into by the respective parties thereto of such further agreements or documents as shall be necessary to give effect to the transactions set out in the Steps Plan, if and to the extent such agreements or documents are envisaged by the Steps Plan as occurring prior to Separation Completion.

13.2

Pfizer and Haleon shall each procure the due performance of the obligations of the members of their respective Groups under any agreements entered into or to be entered into by them in connection with the Separation Transaction.

13.3

The Parties undertake to co-operate in good faith following Completion to ensure they and their respective Groups do such acts and things as may reasonably be necessary for the purpose of giving to Pfizer and Haleon and their respective Groups the full benefit of the provisions of this Agreement and all other agreements entered into in connection with the Separation Transaction.

13.4	Following Completion:

(A)

the Parties shall use all reasonable endeavours to procure that, and to procure that the members of their respective Groups use all reasonable endeavours to procure that, any necessary third party execute such documents and do such acts and things as may be reasonably required for the purpose of giving to Pfizer and Haleon the full benefit of all relevant provisions of this Agreement; and

(B)

without prejudice to any other provision of this Agreement and subject to the terms of the Cosmos SAPA, the Cosmos SHA, the Demerger Agreement and any Ancillary Agreement, Pfizer and Haleon undertake to use all reasonable endeavours to co-operate and to ensure their respective Groups co-operate with each other in relation to the conduct of litigation, inquiries from government or regulatory bodies (including, subject to the terms of the Tax Covenant, any Tax Authority), investigations or other proceedings of a like nature (“Investigation”) where:

(i)	they have a mutual interest in the Investigation; and

(ii)	co-operating in such manner would not materially adversely affect any material interest of either of them.

13.5

Nothing in this Agreement shall require any Party to act in breach of any provision of the Data Protection Act 2018 (“DPA”) and any equivalent legislation in any other relevant jurisdiction, and each Party shall only be required to fulfil its obligations under this Agreement to the extent permissible under the DPA. Without prejudice to the foregoing, no Party shall be required to disclose or make available to any other Party any information the disclosure or making available of which would or might, in the reasonable opinion of the disclosing Party, cause the disclosing Party to be in breach of any duty of confidentiality (whether arising at common law or by statute) owed to any person other than the Party requesting disclosure or any of its subsidiaries.

14.	NOTICES

14.1

A notice under this Agreement shall only be effective if it is in writing. E-mail is permitted. Any notice validly served on one member of any Party’s Group in accordance with this clause 14 shall be deemed to have been served on each member of such Party’s Group.

14.2	Notices under this Agreement shall be sent to a party at its address and for the attention of the individuals set out below:

Pfizer

Address:

E-mail address:

For the attention of:

Haleon

Address:

E-mail address:

For the attention of:

provided that a Party may change its notice details on giving notice to the other Parties of the change in accordance with this clause 14. That notice shall only be effective on the date falling five (5) clear Business Days after the notification has been received or such later date as may be specified in the notice.

14.3	Any notice given under this Agreement shall be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two (2) clear Business Days after the date of posting;

(C)	if sent by airmail, six (6) clear Business Days after the date of posting; and

(D)	if sent by e-mail, when despatched.

14.4

Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

14.5

A notice under or in connection with this Agreement shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete, provided it should have been reasonably clear to the recipient what the correct or missing particulars should have been.

14.6	The provisions of this clause 14 shall not apply in relation to the service of Service Documents.

15.	ENTIRE AGREEMENT

15.1

This Agreement, any other Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document, including the Cosmos SHA, the Cosmos SAPA and the other agreements and documents entered into in connection therewith (together, the “Cosmos Agreements”), together constitute the whole and only agreement between the Parties relating to the subject matter of this Agreement, any Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document.

15.2

All terms of the Cosmos Agreements shall remain unchanged and in full force and effect and nothing in this Agreement or in any of the Transaction Documents shall amend, limit or otherwise modify the parties’ respective rights and obligations under the Cosmos Agreements, in each case except as, and only to the extent, expressly provided in this Agreement or in any of the Transaction Documents.

15.3

Each Party acknowledges that in entering into this Agreement, any Transaction Document and any other agreement or document entered into by each of the Parties in connection with any such document it is not relying upon any pre contractual statement which is not set out in this Agreement, any Transaction Document, any Cosmos Agreement or any other agreement or document entered into by each of the Parties in connection with any such document.

15.4

Except in the case of fraud, no Party shall have any right of action against any other Party (or their respective Connected Persons) arising out of or in connection with any pre contractual statement except to the extent that it is repeated in this Agreement or in a Transaction Document, any Cosmos Agreement or in any other agreement or document entered into by each of the parties in connection with any such document.

15.5

Except in the case of fraud and for any liability in respect of a breach of this Agreement or any Transaction Document or any Cosmos Agreement, no Party (nor any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Party (or its Connected Persons) in relation to the Pfizer Share Exchange or any Transaction Document.

15.6

For the purposes of this clause 15, “pre contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement or any Transaction Document or in any other agreement or document entered into in connection with any such document (as the case may be) made or given by any person at any time prior to the date of this Agreement or any Transaction Document, except for those contained in any Transaction Document or any Cosmos Agreement.

15.7

Each Party agrees to the terms of this clause 15 on its own behalf and as agent for each of its Connected Persons. The provisions of this clause 15 shall not limit, supersede or otherwise affect any limitation of damages or remedies provisions that are expressly set forth in any Transaction Document or any Cosmos Agreement.

16.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

16.1	The Parties agree that:

(A)

certain provisions of this Agreement confer a benefit on members of the Parties’ respective Groups, their respective Connected Persons and such other third parties (each a “Relevant Third Party”) and, subject to the remaining provisions of this clause 16, are intended to be enforceable by each of the

Relevant Third Parties by virtue of the Contracts (Rights of Third Parties) Act 1999, provided that the Party in the same Group as (or with the relevant connection to) the Relevant Third Party shall have the sole conduct of any action to enforce such right on behalf of a such Relevant Third Party; and

(B)

without prejudice to the Cosmos SHA, prior to Completion, GSK shall be an express third party beneficiary of this Agreement and this Agreement may not be rescinded, varied or modified without GSK’s written consent; and

(C)

notwithstanding the provisions of clause 16.1(A), but subject to clauses 16.1(B) and 19.1 this Agreement may be rescinded or varied in any way and at any time by the Parties to this Agreement without the consent of any Relevant Third Party.

16.2

Save as set out in clauses 16.1(A), 16.1(B) and 19.1, a person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 or any other statutory provision to enforce any of its terms.

17.	ASSIGNMENT

No Party shall, without the prior written consent of the other Parties and, without prejudice to the Cosmos SHA, GSK:

(A)	assign or purport to assign all or any part of the benefit of, or its rights or benefits under, this Agreement (together with any causes of action arising in connection with any of them);

(B)

make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement;

(C)	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement;

(D)	transfer or charge any of its rights or obligations under this Agreement; or

(E)	grant, declare, create or dispose of any right or interest in, in whole or in part, this Agreement,

and any purported assignment in contravention of this clause 17 shall be null and void ab initio.

18.	REMEDIES AND WAIVERS

18.1	No delay or omission by any Party in exercising any right, power or remedy provided by Law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver or variation of it.

18.2

The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

18.3

The rights and remedies of each Party under, or pursuant to, this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general Law.

18.4

Notwithstanding any express remedies provided under this Agreement and without prejudice to any other right or remedy which any Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach by it of the provisions of this Agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction, an order for specific performance and/or other equitable remedies would be available. Furthermore, each Party acknowledges and agrees that it will not raise any objection to the application by or on behalf of any other Party or any member of its Group for any such remedies.

19.	VARIATION

19.1

No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all the Parties to it; provided that, and without prejudice to the Cosmos SHA, any such variation shall be subject to the prior written consent of GSK.

19.2	If this Agreement is varied:

(A)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(B)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(C)	the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

20.	NO PARTNERSHIP OR AGENCY

Nothing in this Agreement (or in any Transaction Document or any other arrangements contemplated hereby or therein) shall constitute a partnership between the Parties or make any Party the agent of any other Party for any purpose. No Party has any authority or power to bind, to contract in the name of, or to create a liability for another Party in any way or for any purpose save as specifically set out in this Agreement.

21.	INVALIDITY

21.1

If at any time any provision (or part of any provision) of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other (or the remainder of a) provision of this Agreement; or

(B)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

21.2	Each of the provisions of this Agreement is severable.

21.3	If and to the extent that any provision of this Agreement:

(A)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(B)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Agreement shall remain in force.

22.	CONTINUING EFFECT

Each provision of this Agreement shall continue in full force and effect after Completion, unless such provision has been fully performed on or before Completion.

23.	COUNTERPARTS

23.1

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

23.2	Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

24.	LANGUAGE

Each notice or communication under or in connection with this Agreement shall be in English.

25.	GOVERNING LAW AND JURISDICTION

25.1

This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

25.2	The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings shall be brought only in the courts of England.

25.3

Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the courts of England. Each Party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

25.4	Each Party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

26.	AGENT FOR SERVICE

26.1

Pfizer irrevocably appoints Pfizer Limited, c/o UK Legal Department, Pfizer Ltd (IPC 3-1), Walton Oaks, Dorking Road, Tadworth, Surrey KT20 7NS, to be its agent for the receipt of Service Documents. Pfizer agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

26.2

If the agent at any time ceases for any reason to act as such, Pfizer shall appoint a replacement agent having an address for service in England or Wales and shall notify Haleon of the name and address of the replacement agent. Failing such appointment and notification, Haleon shall be entitled by notice to Pfizer to appoint a replacement agent to act on behalf of Pfizer, provided that Pfizer shall be entitled, by notice to Haleon, to replace that agent with a replacement agent having an address for service in England or Wales. The provisions of this clause 26 applying to service on an agent apply equally to service on a replacement agent.

26.3

A copy of any Service Document served on an agent appointed in accordance with clauses 26.1 or 26.2 shall be sent by post to Pfizer. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

26.4

Without prejudice to clauses 26.1 to 26.3, any Party without an address for service in England or Wales shall appoint, and keep appointed at all times, an agent for service with an address for service in England or Wales and shall notify the other Parties of the name and address of its appointed agent for service. Failing such appointment and notification, the other Party (or Parties) shall be entitled by notice to such Party to appoint an agent to act on behalf of such Party, provided that such Party shall be entitled, by notice to the other Party (or Parties), to replace that agent with a replacement agent having an address for service in England or Wales. Such Party agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

IN WITNESS of which this document has been executed as a deed on the date which appears on page 1 above.

Executed as a deed by	)
PFIZER INC.	)	(Authorised signatory(ies))
acting by [name of authorised signatory(ies)] who, in accordance with the laws of the territory in which PFIZER INC. is incorporated, [is][are] acting under the authority of PFIZER INC.	)
)
)
)
)
)

Executed as a deed by	)
HALEON PLC	)	Director
acting by a director in the presence of:	)
)

Witness’s signature:

Name (print):

Occupation:

Address: